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              EXHIBIT 12b-25(c)2  --  STATEMENT OF PRICEWATERHOUSECOOPERS LLP

June 30, 1999

Mr. Thomas P. Mehnert
Convergys Corporation
201 E. Fourth Street, 102A-2050
Cincinnati, Ohio  45202

Dear Mr. Mehnert:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated June 30, 1999.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of Convergys Corporation on or before the date the Form 11-K of Convergys Corporation for the year ended December 31, 1998 is required to be filed.

Very truly yours,

/s/ PricewaterhouseCoopers LLP